FIRST AMENDMENT TO AMENDED AND RESTATED
COINSURANCE AND MODIFIED COINSURANCE AGREEMENT DATED MARCH 6, 2025
THIS FIRST AMENDMENT TO AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE
AGREEMENT DATED MARCH 6, 2025 (“Amendment”) amends the AMENDED AND RESTATED
COINSURANCE AND MODIFIED COINSURANCE AGREEMENT DATED MARCH 6, 2025 (the “Agreement”)
between MEMBERS LIFE INSURANCE COMPANY and CMFG LIFE INSURANCE COMPANY. This
Amendment is eﬀective May 23, 2025.
WHEREAS, the parties wish to amend the terms of the Agreement to add a new Covered Policy.
NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree to amend the Agreement as follows:
1.1 Amendment to SCHEDULE A. “Schedule A – Covered Policies” to the Agreement is replaced in its entirety with the “Schedule A – Covered Policies” attached to this Amendment.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives eﬀective as of the date set forth above.

MEMBERS LIFE INSURANCE COMPANY		CMFG LIFE INSURANCE COMPANY
By:	/s/Brian Borakove	By:	/s/Paul Barbato
Print Name:	Brian Borakove	Print Name: Paul Barbato
Title:	Senior Vice President	Title:	SVP, Chief Legal Officer
Date:	06/06/2025	Date:	06/05/2025
SCHEDULE A
COVERED POLICIES
MEMBERS® Zone Annuity
MEMBERS® Horizon Variable Annuity
TruStage™ Horizon II Annuity
TruStage™ Zone Income Annuity
TruStage™ ZoneChoice Annuity
TruStage™ ZoneChoice Advantage Annuity
TruStage™ ZoneChoice Income Annuity